Exhibit 8.1
[●], 2023
Ladies and Gentlemen:
We have acted as counsel for Johnson & Johnson, a New Jersey corporation (“J&J”), in connection the separation of its consumer health segment (the “Consumer Health Business”) into a new, publicly traded company, Kenvue Inc., a Delaware corporation (“Kenvue”), through (1) the transfer of the assets and liabilities of the Consumer Health Business to Kenvue and its subsidiaries (the “External Contribution”) and (2) the distribution of the stock of Kenvue to J&J shareholders (the “External Distribution”). All Section references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise specified.
You have asked for our opinion concerning certain U.S. Federal income tax consequences of the External Contribution and External Distribution (together, the “Transaction”). In rendering our opinion we have examined and relied upon, with your consent, (i) the statement of facts and representations and certificate, dated as of [●], 2023, delivered to us by J&J and Kenvue, respectively, in connection with the opinion (the “Representation Letters”), (ii) the Separation and Distribution Agreement, dated as of May 3, 2023, by and between J&J and Kenvue, the Tax Matters Agreement, dated as of May 3, 2023, by and between J&J and Kenvue, the Registration Statement filed on Form S-1 (the “IPO Registration Statement”), the Registration Statement filed on Form S-4 (the “Exchange Offer Registration Statement”) and other transaction documents (as described in the IPO Registration Statement and the Exchange Offer Registration Statement), (iii) the private letter ruling received from the Internal Revenue Service addressing the Transaction (the “U.S. Transaction Ruling”) and the ruling request (and any supplements thereto) submitted by J&J related to the U.S. Transaction Ruling, (iv) the letters from each of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC to J&J, dated May 18, 2023, and May 26, 2023, respectively, providing analysis of the business purposes for the Transaction and (v) such other documents, agreements and corporate records as we have deemed necessary or appropriate for purposes of our opinion. Our opinion assumes and is expressly conditioned on the initial and continuing effectiveness and validity of the U.S. Transaction Ruling and cannot be relied upon if the U.S. Transaction Ruling is revoked or amended in whole or in part in any material respect.
In addition, we have assumed, with your consent, that (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals, or if submitted as duplicates or certified or conformed copies that they faithfully reproduce the originals thereof, (ii) all other such documents have been or will be duly executed to the extent required in the form presented to us, (iii) all representations and statements set forth in such documents are true, correct and complete as of the date hereof, (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification and (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed on any party by any such document have been or will be performed or satisfied in accordance with their terms.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof.
Our opinion is not binding upon the Internal Revenue Service (“IRS”) or any court, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion only as to those matters specifically addressed herein, and no opinion has been expressed or should be inferred as to the tax consequences of the Transaction or any related transactions under any state, local or foreign laws or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of New York, and we express no opinion as to any law other than the Federal law of the United States of America.
Based upon and subject to the foregoing and to the assumptions and limitations set forth herein, we are of opinion that, for U.S. Federal income tax purposes:
1.    The External Contribution will qualify as a reorganization described in Section 368(a)(1)(D). Accordingly, neither J&J nor Kenvue will recognize income, gain or loss in the External Contribution.
2.    The External Distribution will qualify as a distribution described in Section 355(a) and Sections 355(d) through (h) will not apply to the External Distribution. Accordingly, neither J&J nor J&J shareholders will recognize income, gain or loss in the External Distribution.
This opinion may not be relied upon by any person other than Johnson & Johnson and its subsidiaries without our prior written consent. We are furnishing this opinion solely in connection with the filing of the Exchange Offer Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Exchange Offer Registration Statement and to the references therein to us. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
O
2